Exhibit 23.1

To the Board of Directors

Connexa Sports Technologies Inc.

We hereby consent to the use in the foregoing Registration Statement on Form S-1/A of our report dated August 6, 2021, regarding the financial statements of Connexa Sports Technologies Inc. (formally known as Slinger Bag Inc.) as of April 30, 2021 and 2020, and to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ Mac Accounting Group, LLP

Midvale, Utah

June 13, 2022